 Investor and Media Contact
John Bluth
Senior Director
Corporate Communications & Investor Relations
CV Therapeutics, Inc.
(650) 384-8850

CV THERAPEUTICS SIGNIFICANTLY REDUCES OPERATING EXPENSES
--Focused commercial and R&D efforts extend cash resources --

PALO ALTO, Calif., May 24, 2007 - CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that it is lowering its annual operating expense guidance by approximately $75 million. Prior operating expense guidance for the calendar year 2007 was $275 to $285 million. The Company now estimates that operating expenses for the next four quarters (Q3 2007 to Q2 2008) will total $200 to $210 million.

These planned savings will be realized primarily through significant optimization of the Company's field sales organization, enhanced focus of R&D activities and substantial reductions in SG&A spending, and have been achieved through a combination of reductions in field and headquarters personnel and outside expenses.

"Based on the results from the MERLIN TIMI-36 study and our historical Ranexa revenue trend, we believe that the difficult but necessary action we have taken to significantly reduce our operating expenses improves the Company's potential to begin generating profits sooner, by allowing us to maximize the potential upside of future revenue growth, new potential indications and partnership opportunities with Ranexa, regadenoson or our other pipeline products," said Louis G. Lange, M.D., Ph.D., CV Therapeutics chairman and chief executive officer.

The reorganization of the Company's commercial operations is intended to maximize profitability on a territory-by-territory basis, while retaining the ability to capitalize on potential continued growth in Ranexa revenues. Based on this optimized sales alignment, which eliminated or consolidated a number of unprofitable territories, most new territories will be profitable immediately after the reorganization. The Company will now have approximately 140 sales territories, compared to approximately 250 sales territories previously.

The Company also has reduced G&A expenses for the next four quarters (Q3 2007 to Q2 2008) by approximately 15 percent. In total, SG&A expenses in the United States will be reduced by $55 to 60 million, or approximately 33 percent over that time period. Overall R&D spending is expected to be reduced by almost 20 percent, or $15 to 20 million on an annual basis. This focused R&D budget will allow the Company to continue pursuing several promising programs, while delaying, scaling-back or potentially partnering some early stage preclinical programs. These R&D reductions are in addition to the $30 million annual reduction in R&D spending compared to 2006 levels that were previously announced.

In conjunction with the reduction in operating expenses, the Company expects to record approximately $16 to 20 million in one-time expenses and charges in the second quarter of 2007.

Conference Call

Company management will webcast a conference call on May 24, 2007 at 8:30 a.m. EDT, 5:30 a.m. PDT, on the Company's website. To access the live webcast, please log on to the Company's website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (866) 524-6247, and international callers may participate in the conference call by dialing (706) 679-3061. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Thursday, May 31, 2007. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 2188271.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa(R) (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies, and CVT-6883, which is being developed as a potential treatment for cardiopulmonary diseases. Regadenoson and CVT-6883 have not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to cash reserves and potential profitability and as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; dependence on Ranexa; special protocol assessment agreement for Ranexa; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-Q for the quarter ended March 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.